Exhibit 99.2

OPNET ANNOUNCES STOCK REPURCHASE PROGRAM

BETHESDA, MD – January 31, 2005 —OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, announced today that its Board of Directors has authorized the repurchase of up to 1.0 million shares of the company’s common stock from time to time on the open market or in privately negotiated transactions.

“By using our strong balance sheet to reduce the number of outstanding common shares, we can increase stockholder value, while maintaining sufficient cash resources to fund our operations. The share repurchase authorization reflects our ongoing commitment to improving the investment value of the company’s stock while at the same time growing our business,” said Marc Cohen, OPNET Chairman & CEO.”

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

The repurchase program will be funded using the company’s working capital. As of December 31, 2004, the company had cash, cash equivalents and marketable securities of approximately $80.7 million.

OPNET had approximately 20 million shares of common stock outstanding as of December 31, 2004.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (“OPNET”) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about OPNET’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. These risks and uncertainties include, among others, the market price of OPNET’s stock prevailing from time to time, the nature of other investment opportunities presented to OPNET from time to time, OPNET’s cash flows from operations, general economic conditions, and other factors. For a discussion of general risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, fluctuations in customer demand, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:

Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

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